Exhibit 99.1
Eastern Bankshares, Inc. Reports Third Quarter 2021 Financial Results
Company Announces Intent to Adopt Share Repurchase Program and Declares Quarterly Cash Dividend

BOSTON, October 28, 2021 (BUSINESS WIRE) — Eastern Bankshares, Inc. (the “Company,” or together with its affiliates and subsidiaries, “Eastern”) (NASDAQ Global Select Market: EBC), the stock holding company of Eastern Bank, today announced its 2021 third quarter financial results, the declaration of a quarterly cash dividend of $0.08 per share, and the intent to adopt a share repurchase program. Net income for the third quarter of 2021 was $37.1 million, or $0.22 per share, compared to net income of $34.8 million, or $0.20 per share, reported for the second quarter of 2021. Operating net income* for the third quarter of 2021 was $37.4 million, or $0.22 per share, compared to $37.1 million, or $0.22 per share, reported for the prior quarter.

“Our third quarter financial results continue to demonstrate strong financial performance, and as the economy continues to recover from the pandemic, we remain optimistic about our future and long-term profitability,” said Bob Rivers, Chief Executive Officer and Chair of the Board of Eastern Bankshares, Inc. and Eastern Bank. “In the third quarter, we saw strong loan growth of $175 million excluding PPP loans, or a growth rate of over 8% on an annualized basis, while continuing to demonstrate strong asset quality. As we look to the future, there’s much to be excited about. We believe the combination with Century will solidify our position as the leading community bank here in Boston, and we look forward to continuing the high level of service that Century customers have come to expect. We are especially appreciative of the tremendous commitment our employees have demonstrated to our customers and the communities we serve, and thank them for their extraordinary efforts as our two organizations combine to become one.”

The Company also announced that its Board of Directors has approved a share repurchase program to purchase up to 9,337,900 shares, which represents 5% of the Company’s outstanding shares of common stock over a 12-month period. The authorization is contingent on receipt of approval or non-objection from the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Company’s request for non-objection is pending. Assuming receipt of approval or non-objection from the Federal Reserve, the Company does not expect the share repurchases to begin before December 2021.

Rivers continued, “We remain committed to a thoughtful and holistic capital management strategy to deliver value for our shareholders. Our Board’s approval of a share repurchase program, together with our regular quarterly dividends, demonstrates our ability to continue to drive growth and effectively deploy capital while creating shareholder value.”

HIGHLIGHTS FOR THE THIRD QUARTER OF 2021

•Operating net income* was $37.4 million in the third quarter, compared to $37.1 million in the prior quarter, and represented a 16% increase from the prior year quarter.
•Loans, excluding Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans, grew $175.3 million, or 8% on an annualized basis from the prior quarter. Commercial loans, excluding PPP loans, and residential loans each grew 9% on an annualized basis from the prior quarter.
•An improving economic outlook coupled with strong asset quality led to a $1.5 million release of loan loss reserves. Nonperforming loans were $42.1 million, or 0.44% of total loans, at the end of the third quarter compared to $41.7 million, or 0.43% of total loans, at the end of the second quarter.

BALANCE SHEET

Total assets were $17.5 billion at September 30, 2021, representing an increase of $413.8 million, or 2%, from June 30, 2021.

•Available for sale securities increased $840.5 million, or 17%, on a consecutive quarter basis, to $5.7 billion, as excess liquidity was deployed into U.S. Agency securities. Cash and equivalents declined $312.5 million to $1.3 billion.
•Total loans were $9.5 billion, representing a decrease of $116.5 million, or 1%, as PPP loan forgiveness outpaced new loan originations in the third quarter. Excluding PPP loans, total loans grew $175.3 million, or 2%, from the prior quarter, driven by growth in commercial loans, excluding PPP loans, of $143.9 million and in residential loans of $33.8 million.
•Deposits totaled $13.6 billion, representing an increase of $399.5 million, or 3%, from June 30, 2021.
•Shareholders’ equity was $3.4 billion, representing a decrease of $1.3 million from the prior quarter. The increase in retained earnings of $23.3 million was more than offset by the decrease in accumulated other comprehensive income of $26.8 million driven by a decrease in the market value of the available for sale investment portfolio.
•At September 30, 2021, book value per share was $18.36 and tangible book value per share* was $16.33.

NET INTEREST INCOME

Net interest income was $102.7 million for the third quarter, compared to $104.6 million in the prior quarter, representing a decrease of $1.9 million on a consecutive quarter basis.

•Included in net interest income was $5.9 million and $9.3 million of SBA PPP fee accretion net of deferred cost amortization in the third quarter and prior quarter, respectively. During the third quarter, $291.8 million in PPP loans were forgiven by the SBA or otherwise paid down compared to $502.9 million in the prior quarter.
•Interest income on available for sale securities increased $1.8 million to $16.2 million in the third quarter as excess cash continued to be deployed into securities. Investment securities averaged $5.2 billion for the third quarter compared to $4.3 billion for the prior quarter, an increase of $905.1 million.
•The net interest margin on a fully tax equivalent (“FTE”) basis* was 2.53% for the third quarter, representing a 16 basis points decrease from the prior quarter. The net interest margin continued to be pressured by the low interest rate environment and excess liquidity. The core net interest margin* in Appendix E demonstrates the impact of excess cash and the PPP program.

NONINTEREST INCOME

Noninterest income was $43.2 million for the third quarter, compared to $45.7 million for the prior quarter, representing a decrease of $2.5 million. Noninterest income on an operating basis* was $43.0 million for the third quarter, compared to $41.5 million for the prior quarter, an increase of $1.5 million.
•Insurance commissions decreased $1.7 million to $22.0 million in the third quarter, compared to $23.7 million in the prior quarter.
•Trust and investment advisory fees increased $0.2 million on a consecutive quarter basis to $6.3 million.
•Loan-level interest rate swap income was $0.9 million in the third quarter, compared to losses of $1.2 million in the prior quarter, representing an increase of $2.0 million that was driven by an increase in the fair value of such interest rate swap transactions due to higher market interest rates.
•Losses on securities held in rabbi trust accounts were $0.3 million in the third quarter compared to income of $4.2 million in the prior quarter, representing a decrease of $4.5 million primarily due to weaker investment performance in the period as compared to the prior quarter.
•The gain on sale of loans held for sale totaled $0.7 million, down $0.1 million from the prior quarter.
•Other noninterest income increased $1.5 million in the third quarter, in part due to a $0.5 million gain on a bank owned life insurance policy, combined with other higher miscellaneous income.

Please refer to Appendix B for a reconciliation of operating revenues and expenses*.

NONINTEREST EXPENSE

Noninterest expense was $99.0 million for the third quarter representing a decrease of $8.4 million, primarily driven by lower non-operating expenses* in the third quarter of $5.7 million. Noninterest expense on an operating basis* for the third quarter of 2021 was $97.2 million, compared to $99.9 million in the prior quarter.

•Salaries and employee benefits expense was $66.2 million in the third quarter, representing a decrease of $3.0 million from the prior quarter. The decrease was primarily driven by the Company’s lower benefits expense which was $4.5 million lower than the prior quarter. The decrease in benefits expense was attributable to the decreased market value of investments held in rabbi trust accounts by the Company’s defined contribution supplemental executive retirement plan (“DC SERP”).
•Data processing expense was $12.2 million in the third quarter, a decrease of $1.4 million from the prior quarter. Professional services expense was $4.0 million, a decrease of $2.4 million from the prior quarter. These decreases were primarily attributed to lower costs associated with the pending acquisition of Century compared with such expenses in the prior quarter.
•Marketing expenses were $1.6 million in the third quarter, representing a decrease of $1.9 million from the prior quarter primarily due to a decrease in advertising expense of $1.4 million.
•Other noninterest expense increased $0.7 million in the third quarter to $3.7 million.

Please refer to Appendix B for a reconciliation of operating revenues and expenses*.

ASSET QUALITY

The allowance for loan losses was $103.4 million at September 30, 2021, or 1.09% of total loans, compared to $105.6 million or 1.10% of total loans at June 30, 2021. The Company released loan loss reserves totaling $1.5 million in the third quarter, compared to a release of $3.3 million in the prior quarter. The Company followed the incurred loss allowance GAAP accounting model at September 30, 2021 and all preceding periods.

Non-performing loans totaled $42.1 million at September 30, 2021 compared to $41.6 million at the end of the prior quarter. During the third quarter of 2021, the Company recorded total net charge-offs of $0.8 million, or 0.03% of average total loans on an annualized basis compared to $2.1 million and 0.09% in the prior quarter, respectively.

At September 30, 2021, approximately $110.6 million in COVID-19 modified loans remained under modified payment terms, down from $149.8 million at June 30, 2021. The commercial real estate portfolio contained $92.4 million of the remaining COVID-19 modifications at period end, of which $71.5 million or 77% were in the hotel segment.

Please refer to Appendix F for a detailed breakout on COVID-19 related loan modifications.

DIVIDENDS AND SHARE REPURCHASES

The Company’s Board of Directors declared a quarterly cash dividend of $0.08 per common share, payable on December 15, 2021, to shareholders of record as of the close of business on December 3, 2021.

The Company also announced that its Board of Directors has approved a share repurchase program to purchase up to 9,337,900 shares, which represents 5% of the Company’s outstanding shares of common stock over a 12-month period. The authorization is contingent on receipt of approval or non-objection from the Federal Reserve. The Company’s request for non-objection is pending. The Company is unable to predict whether the Federal Reserve will permit the Company to implement the proposed repurchase program in whole or part, whether the Federal Reserve will impose one or more related conditions on the Company, or the timing of such non-objection, if granted. Assuming receipt of approval or non-objection from the Federal Reserve, the Company does not expect the share repurchases to begin before December 2021.

Under the authorization, share repurchases may occur in open market transactions or privately negotiated transactions, including pursuant to a trading plan in accordance with Rule 10b5-1 and/or Rule 10b-18 under the Securities Exchange Act of 1934, as amended. Repurchases will be made at management’s discretion from time to time at prices management considers to be attractive and in the best interests of both the Company and its shareholders, subject to the availability of shares, general market conditions, the trading price of the shares, alternative uses for capital, and the Company’s financial performance. Repurchases under this authorization may be suspended, terminated or modified by the Company at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate by management in its discretion. There can be no assurance that the Company will receive the required approval or non-objection for its proposed share repurchase program. The Company is not obligated to repurchase any particular number of shares even if regulatory approval or non-objection is obtained. The proposed repurchase program would be authorized through November 30, 2022, although it may be modified or terminated by the Board of Directors at any time.

CONFERENCE CALL INFORMATION

A conference call and webcast covering Eastern’s third quarter 2021 earnings will be held on Friday, October 29, 2021 at 9:00 a.m. Eastern Time. To join by telephone, participants can call the toll-free dial-in number (833) 233-4460 from within the U.S. or (647) 689-4543 if outside the U.S. and reference conference ID 1389147. The conference call will be simultaneously webcast. Participants may join the webcast on the Company’s Investor Relations website at investor.easternbank.com. A replay of the webcast will be made available on demand on this site.

ABOUT EASTERN BANKSHARES, INC.

Eastern Bankshares, Inc. is the stock holding company for Eastern Bank. Founded in 1818, Boston-based Eastern Bank has more than 110 locations serving communities in eastern Massachusetts, southern and coastal New Hampshire, and Rhode Island. As of September 30, 2021, Eastern Bank had approximately $17 billion in total assets. Eastern provides banking, investment and insurance products and services for consumers and businesses of all sizes, including through its Eastern Wealth Management division and its Eastern Insurance Group LLC subsidiary. Eastern takes pride in its outspoken advocacy and community support that includes $240 million in charitable giving since 1994. An inclusive company, Eastern employs approximately 1,900 deeply committed professionals who value relationships with their customers, colleagues, and communities. For investor information, visit investor.easternbank.com.

CONTACT

Investor Contact

Jillian Belliveau
Eastern Bankshares, Inc.
InvestorRelations@easternbank.com
781-598-7920

Media Contact

Andrea Goodman
Eastern Bank
a.goodman@easternbank.com
781-598-7847

NON-GAAP FINANCIAL MEASURES

*Denotes a non-GAAP financial measure used in this press release.

A non-GAAP financial measure is defined as a numerical measure of the Company’s historical or future financial performance, financial position or cash flows that excludes (or includes) amounts, or is subject to adjustments that have the effect of excluding (or including) amounts that are included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”) in the Company’s statement of income, balance sheet or statement of cash flows (or equivalent statements).

The Company presents non-GAAP financial measures, which management uses to evaluate the Company’s performance, and which exclude the effects of certain transactions that management believes are unrelated to its core business and are therefore not necessarily indicative of its current performance or financial position. Management believes excluding these items facilitates greater visibility for investors into the Company’s core businesses as well as underlying trends that may, to some extent, be obscured by inclusion of such items in the corresponding GAAP financial measures.

There are items in the Company’s financial statements that impact its financial results, but which management believes are unrelated to the Company’s core business. Accordingly, the Company presents noninterest income on an operating basis, total operating revenue, noninterest expense on an operating basis, operating net income, operating earnings per share, operating return on average assets, operating return on average shareholders’ equity, the operating efficiency ratio, and the ratio of noninterest income to total revenue on an operating basis. Each of these figures excludes the impact of such applicable items because management believes such exclusion can provide greater visibility into the Company’s core business and underlying trends. Such items that management does not consider to be core to the Company’s business include (i) income and expenses from investments held in rabbi trusts, (ii) gains and losses on sales of securities available for sale, net, (iii) gains and losses on the sale of other assets, (iv) rabbi trust employee benefits, (v) impairment charges on tax credit investments and associated tax credit benefits, (vi) expenses indirectly associated with the Company’s initial public offering (“IPO”), (vii) other real estate owned (“OREO”) gains, (viii) merger and acquisition expenses, (ix) the stock donation to the Eastern Bank Foundation (“EBF”, formerly known as the Eastern Bank Charitable Foundation) in connection with the Company’s mutual-to-stock conversion and IPO, and (x) settlement of putative consumer class action litigation matters related to overdraft and non-sufficient funds fees, and associated settlement expenses. The Company does not provide an outlook for its total noninterest income and total noninterest expense because each contains income or expense components, as applicable, such as income associated with rabbi trust accounts and rabbi trust employee benefit expense, which are market-driven, and over which the Company cannot exercise control. Accordingly, reconciliations of the Company’s outlook for its noninterest income on an operating basis and its noninterest expense on an operating basis to an outlook for total noninterest income and total noninterest expense, respectively, cannot be made available without unreasonable effort.

Management also presents the Company’s core net interest margin which excludes the impact of items management determines as being one-time in nature or not indicative of its core operating results. Such items include the impact of excess liquidity in the form of excess cash volume, PPP loans originated in response to the COVID-19 pandemic, and material purchase accounting adjustments. Similarly, management presents certain asset quality metrics excluding PPP loans which it does not consider to be part of the Company’s core portfolios. These metrics include the ratio of total nonperforming loans to total loans excluding PPP loans, the ratio of the allowance for loan losses to total loans excluding

PPP loans, and the ratio of annualized net charge-offs to average total loans excluding PPP loans. The Company anticipates that the vast majority of its PPP loans outstanding at September 30, 2021 will be forgiven, and to the extent not forgiven, a PPP loan is intended to be 100% guaranteed by the SBA.

Management also presents tangible assets, tangible shareholders’ equity, tangible book value per share, and the ratio of tangible shareholders’ equity to tangible assets, each of which excludes the impact of goodwill and other intangible assets, as management believes these financial measures provide investors with the ability to further assess the Company’s performance, identify trends in its core business and provide a comparison of its capital adequacy to other companies. The Company included the tangible ratios because management believes that investors may find it useful to have access to the same analytical tools used by management to assess performance and identify trends.

These non-GAAP financial measures presented in this press release should not be considered an alternative or substitute for financial results or measures determined in accordance with GAAP or as an indication of the Company’s cash flows from operating activities, a measure of its liquidity position or an indication of funds available for its cash needs. An item which management considers to be non-core and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular period. In addition, management’s methodology for calculating non-GAAP financial measures may differ from the methodologies employed by other banking companies to calculate the same or similar performance measures, and accordingly, the Company’s reported non-GAAP financial measures may not be comparable to the same or similar performance measures reported by other banking companies. Please refer to Appendices A-E for reconciliations of the Company's GAAP financial measures to the non-GAAP financial measures in this press release.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements, by their nature, are subject to risks and uncertainties. There are many factors that could cause actual results to differ materially from expected results described in the forward-looking statements.

Certain factors that could cause actual results to differ materially from expected results include developments in the Company’s market relating to the COVID-19 pandemic, including the severity and duration of the associated economic slowdown, adverse developments in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, increased competitive pressures, changes in the interest rate environment, risks associated with its pending merger with Century, including the possibility that revenue or expense synergies or the other expected benefits of the transaction may not materialize for the Company in the timeframe expected or at all, or may be more costly to achieve; that the transaction may not be timely completed, if at all; that prior to the completion of the transaction or thereafter, the Company’s or Century’s businesses may not perform as expected due to transaction-related uncertainty or other factors; that the Company is unable to successfully implement integration strategies; that closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ customers to the transaction; the inability to implement onboarding plans and other consequences associated with mergers; and diversion of management time on merger-related issues, as well as general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary Eastern Bank are engaged, including inflation, interest rates, interest rate sensitivity and liquidity, including the effect of, and changes in, monetary and fiscal policies and laws, such as the interest rate policies of the Board of Governors of the Federal Reserve System; market and monetary fluctuations, including fluctuations due to actual or anticipated changes to federal tax laws; credit quality, including adverse developments in local or regional real estate markets that decrease collateral values associated with existing loans; the failure to obtain the approval or non-objection of the Federal Reserve for the initiation of share repurchases, delays in obtaining such approval or non-objection, or adverse conditions imposed in connection with such approval or non-objection; and the failure of the Company to execute its planned share repurchases. For further discussion of such factors, please see the Company’s most recent Annual Report on Form 10-K and subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov.

Further, given the ongoing and dynamic nature of the COVID-19 pandemic, it is difficult to predict what continued effects the COVID-19 pandemic will have on the Company's business and results of operations. The COVID-19 pandemic and the related local and national economic disruption may result in a continued decline in demand for the Company's products and services; increased levels of loan delinquencies, problem assets and foreclosures; an increase in the Company's allowance for loan losses; a decline in the value of loan collateral, including real estate; a greater decline in the yield on the Company's interest-earning assets than the decline in the cost of the Company's interest-bearing liabilities; and increased cybersecurity risks, as employees continue to work remotely. You should not place undue reliance on forward-looking statements, which reflect the Company's expectations only as of the date of this press release. The Company does not undertake any obligation to update forward-looking statements.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS

Certain information in this press release is presented as reviewed by the Company’s management and includes information derived from the Company’s Consolidated Statements of Income, non-GAAP financial measures, and operational and performance metrics. For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of and for the three months ended
(Unaudited, dollars in thousands, except per share amounts)	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020

Earnings data
Net interest income	$102,691	$104,608	$100,091	$103,608	$98,742
Noninterest income	43,209	45,733	55,212	49,638	47,709
Total revenue	145,900	150,341	155,303	153,246	146,451
Noninterest expense	98,970	107,335	94,049	199,169	109,817
Pre-tax, pre-provision income (loss)	46,930	43,006	61,254	(45,923)	36,634
(Release of) provision for allowance for loan losses	(1,488)	(3,300)	(580)	900	700
Pre-tax income (loss)	48,418	46,306	61,834	(46,823)	35,934
Net income (loss)	37,106	34,809	47,663	(44,062)	28,505
Operating net income (non-GAAP)	37,391	37,097	46,537	31,612	32,322

Per-share data
Earnings (loss) per share	$0.22	$0.20	$0.28	$(0.26)	n.a.
Operating earnings per share (non-GAAP)	$0.22	$0.22	$0.27	$0.18	n.a.
Book value per share	$18.36	$18.37	$18.14	$18.36	n.a.
Tangible book value per share (non-GAAP)	$16.33	$16.33	$16.12	$16.34	n.a.

Profitability
Return on average assets (1)	0.84%	0.83%	1.19%	(1.11)%	0.80%
Operating return on average assets (non-GAAP) (1)	0.86%	0.89%	1.15%	0.79%	0.90%
Return on average shareholders' equity (1)	4.27%	4.10%	5.66%	(5.61)%	6.65%
Operating return on average shareholders' equity (non-GAAP) (1)	4.30%	4.36%	5.53%	4.02%	7.54%
Net interest margin (FTE) (1)	2.53%	2.69%	2.71%	2.84%	3.04%
Cost of deposits (1)	0.02%	0.03%	0.03%	0.03%	0.06%
Fee income ratio	29.62%	30.42%	35.55%	32.39%	32.58%
Efficiency ratio	67.83%	71.39%	60.56%	129.97%	74.99%
Operating efficiency ratio (non-GAAP)	66.14%	67.78%	60.22%	68.33%	69.95%

Balance Sheet (end of period)
Total assets	$17,461,223	$17,047,453	$16,726,795	$15,964,190	$15,460,594
Total loans	9,504,562	9,621,075	9,916,475	9,730,525	9,944,241
Total deposits	13,649,964	13,250,433	12,980,875	12,155,784	13,332,585
Total loans / total deposits	70%	73%	76%	80%	75%
PPP loans	$533,965	$825,784	$1,238,053	$1,026,117	$1,123,493

Asset quality
Allowance for loan losses ("ALLL")	$103,398	$105,637	$111,080	$113,031	$115,432
ALLL / total nonperforming loans ("NPLs")	245.77%	253.74%	252.72%	261.33%	257.47%
Total NPLs / total loans	0.44%	0.43%	0.44%	0.45%	0.45%
Total NPLs / total loans (excl. PPP loans) (non-GAAP)	0.47%	0.47%	0.51%	0.50%	0.51%
Net charge-offs (NCOs) / average total loans (1)	0.03%	0.09%	0.06%	0.13%	0.08%
NCOs / average total loans (excl. PPP loans) (non-GAAP) (1)	0.03%	0.10%	0.06%	0.15%	0.09%
Remaining COVID-19 loan modifications (2)	$110,596	$149,805	$178,430	$332,682	$701,227

Capital adequacy
Shareholders' equity / assets	19.64%	20.12%	20.25%	21.47%	11.08%
Tangible shareholders' equity / tangible assets (non-GAAP)	17.85%	18.30%	18.42%	19.58%	8.87%

(1) Presented on an annualized basis.
(2) See Appendix F: COVID-19 Related Loan Modifications

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of			Sep 30, 2021 change from
(Unaudited, dollars in thousands)	Sep 30, 2021	Jun 30, 2021	Sep 30, 2020	Jun 30, 2021		Sep 30, 2020
ASSETS				△ $	△ %	△ $	△ %
Cash and due from banks	$78,805	$58,490	$69,051	20,315	35%	9,754	14%
Short-term investments	1,172,956	1,505,757	2,259,033	(332,801)	(22)%	(1,086,077)	(48)%
Cash and cash equivalents	1,251,761	1,564,247	2,328,084	(312,486)	(20)%	(1,076,323)	(46)%
Available for sale securities	5,689,312	4,848,781	2,207,672	840,531	17%	3,481,640	158%
Total securities	5,689,312	4,848,781	2,207,672	840,531	17%	3,481,640	158%
Loans held for sale	1,757	2,734	4,649	(977)	(36)%	(2,892)	(62)%
Loans:
Commercial and industrial	1,652,447	1,740,679	2,177,216	(88,232)	(5)%	(524,769)	(24)%
Commercial real estate	3,825,186	3,775,771	3,652,312	49,415	1%	172,874	5%
Commercial construction	243,146	237,927	297,508	5,219	2%	(54,362)	(18)%
Business banking	1,225,538	1,339,852	1,251,573	(114,314)	(9)%	(26,035)	(2)%
Total commercial loans	6,946,317	7,094,229	7,378,609	(147,912)	(2)%	(432,292)	(6)%
Residential real estate	1,491,269	1,457,498	1,373,237	33,771	2%	118,032	9%
Consumer home equity	848,570	834,938	890,771	13,632	2%	(42,201)	(5)%
Other consumer	218,406	234,410	301,624	(16,004)	(7)%	(83,218)	(28)%
Total loans	9,504,562	9,621,075	9,944,241	(116,513)	(1)%	(439,679)	(4)%
Allowance for loan losses	(103,398)	(105,637)	(115,432)	2,239	(2)%	12,034	(10)%
Unamortized prem./disc. and def. fees	(23,104)	(29,739)	(32,747)	6,635	(22)%	9,643	(29)%
Net loans	9,378,060	9,485,699	9,796,062	(107,639)	(1)%	(418,002)	(4)%
Federal Home Loan Bank stock, at cost	10,601	10,601	8,805	—	—%	1,796	20%
Premises and equipment	44,048	44,733	50,539	(685)	(2)%	(6,491)	(13)%
Bank-owned life insurance	79,259	79,634	78,058	(375)	—%	1,201	2%
Goodwill and other intangibles, net	379,772	380,402	375,632	(630)	—%	4,140	1%
Deferred income taxes, net	34,135	26,161	19,925	7,974	30%	14,210	71%
Prepaid expenses	148,180	145,941	92,473	2,239	2%	55,707	60%
Other assets	444,338	458,520	498,695	(14,182)	(3)%	(54,357)	(11)%
Total assets	17,461,223	17,047,453	15,460,594	413,770	2%	2,000,629	13%
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Demand	5,484,126	5,399,297	6,312,479	84,829	2%	(828,353)	(13)%
Interest checking accounts	2,693,276	2,656,610	2,207,266	36,666	1%	486,010	22%
Savings accounts	1,444,928	1,403,472	1,217,898	41,456	3%	227,030	19%
Money market investment	3,802,319	3,544,897	3,315,198	257,422	7%	487,121	15%
Certificates of deposit	225,315	246,157	279,744	(20,842)	(8)%	(54,429)	(19)%
Total deposits	13,649,964	13,250,433	13,332,585	399,531	3%	317,379	2%
Borrowed funds:
Federal Home Loan Bank advances	14,172	14,323	14,773	(151)	(1)%	(601)	(4)%
Escrow deposits of borrowers	15,900	14,119	14,664	1,781	13%	1,236	8%
Total borrowed funds	30,072	28,442	29,437	1,630	6%	635	2%
Other liabilities	351,895	337,956	385,200	13,939	4%	(33,305)	(9)%
Total liabilities	14,031,931	13,616,831	13,747,222	415,100	3%	284,709	2%
Shareholders' equity:
Common shares	1,868	1,868	—	—	—%	1,868	—%
Additional paid-in capital	1,857,165	1,856,241	—	924	—%	1,857,165	—%
Unallocated common shares held by the employee stock ownership plan ("ESOP")	(143,966)	(145,219)	—	1,253	(1)%	(143,966)	—%
Retained earnings	1,747,300	1,723,979	1,709,669	23,321	1%	37,631	2%
Accumulated other comprehensive income ("AOCI"), net of tax	(33,075)	(6,247)	3,703	(26,828)	429%	(36,778)	(993)%
Total shareholders' equity	3,429,292	3,430,622	1,713,372	(1,330)	—%	1,715,920	100%
Total liabilities and shareholders' equity	17,461,223	17,047,453	15,460,594	413,770	2%	2,000,629	13%

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended			Three months ended Sep 30, 2021 change from three months ended
(Unaudited, dollars in thousands, except share data)	Sep 30, 2021	Jun 30, 2021	Sep 30, 2020	Jun 30, 2021		Sep 30, 2020

Interest and dividend income:				△ $	△ %	△ $	△ %
Interest and fees on loans	$86,735	$90,936	$90,704	(4,201)	(5)%	(3,969)	(4)%
Taxable interest and dividends on available for sale securities	14,314	12,457	7,554	1,857	15%	6,760	89%
Non-taxable interest and dividends on available for sale securities	1,848	1,857	1,883	(9)	—%	(35)	(2)%
Interest on federal funds sold and other short-term investments	571	431	372	140	32%	199	53%
Total interest and dividend income	103,468	105,681	100,513	(2,213)	(2)%	2,955	3%
Interest expense:
Interest on deposits	736	1,031	1,727	(295)	(29)%	(991)	(57)%
Interest on borrowings	41	42	44	(1)	(2)%	(3)	(7)%
Total interest expense	777	1,073	1,771	(296)	(28)%	(994)	(56)%
Net interest income	102,691	104,608	98,742	(1,917)	(2)%	3,949	4%
(Release of) provision for allowance for loan losses	(1,488)	(3,300)	700	1,812	(55)%	(2,188)	(313)%
Net interest income after provision for loan losses	104,179	107,908	98,042	(3,729)	(3)%	6,137	6%
Noninterest income:
Insurance commissions	21,956	23,664	21,884	(1,708)	(7)%	72	—%
Service charges on deposit accounts	5,935	5,708	5,052	227	4%	883	17%
Trust and investment advisory fees	6,310	6,074	5,311	236	4%	999	19%
Debit card processing fees	3,030	3,170	2,721	(140)	(4)%	309	11%
Interest rate swap income (losses)	881	(1,164)	1,319	2,045	(176)%	(438)	(33)%
(Losses) income from investments held in rabbi trusts	(289)	4,216	3,800	(4,505)	(107)%	(4,089)	(108)%
Gains on sales of mortgage loans held for sale, net	717	848	2,219	(131)	(15)%	(1,502)	(68)%
Gains on sales of securities available for sale, net	1	1	—	—	—%	1	—%
Other	4,668	3,216	5,403	1,452	45%	(735)	(14)%
Total noninterest income	43,209	45,733	47,709	(2,524)	(6)%	(4,500)	(9)%
Noninterest expense:
Salaries and employee benefits	66,238	69,276	66,593	(3,038)	(4)%	(355)	(1)%
Office occupancy and equipment	7,960	8,094	8,294	(134)	(2)%	(334)	(4)%
Data processing	12,191	13,572	11,721	(1,381)	(10)%	470	4%
Professional services	4,024	6,439	5,510	(2,415)	(38)%	(1,486)	(27)%
Charitable contributions	—	—	—	—	—%	—	—%
Marketing	1,598	3,497	1,943	(1,899)	(54)%	(345)	(18)%
Loan expenses	1,586	1,854	1,554	(268)	(14)%	32	2%
Federal Deposit Insurance Corporation ("FDIC") insurance	1,056	985	938	71	7%	118	13%
Amortization of intangible assets	629	625	699	4	1%	(70)	(10)%
Other	3,688	2,993	12,565	695	23%	(8,877)	(71)%
Total noninterest expense	98,970	107,335	109,817	(8,365)	(8)%	(10,847)	(10)%
Income before income tax expense	48,418	46,306	35,934	2,112	5%	12,484	35%
Income tax expense	11,312	11,497	7,429	(185)	(2)%	3,883	52%
Net income	37,106	34,809	28,505	2,297	7%	8,601	30%

Share data:
Weighted average common shares outstanding (1)	172,298,615	172,173,707	n.a.
Earnings per share	$0.22	$0.20	n.a.

(1) Shares held by the Company’s ESOP that have not been allocated to employees in accordance with the terms of the ESOP are not deemed outstanding for earnings per share calculations.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Nine months ended
(Unaudited, dollars in thousands, except share data)	Sep 30, 2021	Sep 30, 2020	Change

Interest and dividend income:			△ $	△ %
Interest and fees on loans	$266,310	$278,385	(12,075)	(4)%
Taxable interest and dividends on available for sale securities	36,977	23,332	13,645	58%
Non-taxable interest and dividends on available for sale securities	5,561	5,709	(148)	(3)%
Interest on federal funds sold and other short-term investments	1,434	1,173	261	22%
Interest and dividends on trading securities	—	6	(6)	(100)%
Total interest and dividend income	310,282	308,605	1,677	1%
Interest expense:
Interest on deposits	2,769	10,245	(7,476)	(73)%
Interest on borrowings	123	717	(594)	(83)%
Total interest expense	2,892	10,962	(8,070)	(74)%
Net interest income	307,390	297,643	9,747	3%
(Release of) provision for allowance for loan losses	(5,368)	37,900	(43,268)	(114)%
Net interest income after provision for loan losses	312,758	259,743	53,015	20%
Noninterest income:
Insurance commissions	73,767	72,058	1,709	2%
Service charges on deposit accounts	17,010	15,514	1,496	10%
Trust and investment advisory fees	18,047	15,600	2,447	16%
Debit card processing fees	8,949	7,528	1,421	19%
Interest rate swap income (losses)	5,122	(3,919)	9,041	(231)%
Income from investments held in rabbi trusts	5,773	4,802	971	20%
Losses on trading securities, net	—	(3)	3	(100)%
Gains on sales of mortgage loans held for sale, net	3,044	3,732	(688)	(18)%
Gains on sales of securities available for sale, net	1,166	285	881	309%
Other	11,276	13,138	(1,862)	(14)%
Total noninterest income	144,154	128,735	15,419	12%
Noninterest expense:
Salaries and employee benefits	199,554	191,517	8,037	4%
Office occupancy and equipment	24,271	25,598	(1,327)	(5)%
Data processing	37,892	33,905	3,987	12%
Professional services	14,611	13,595	1,016	7%
Charitable contributions	—	3,984	(3,984)	(100)%
Marketing	6,786	6,056	730	12%
Loan expenses	5,287	4,702	585	12%
FDIC insurance	2,989	2,788	201	7%
Amortization of intangible assets	1,786	2,102	(316)	(15)%
Other	7,178	21,507	(14,329)	(67)%
Total noninterest expense	300,354	305,754	(5,400)	(2)%
Income before income tax expense	156,558	82,724	73,834	89%
Income tax expense	36,980	15,924	21,056	132%
Net income	119,578	66,800	52,778	79%

Share data:
Weighted average common shares outstanding (1)	172,174,469	n.a.
Earnings per share	$0.69	n.a.

(1) Shares held by the Company’s ESOP that have not been allocated to employees in accordance with the terms of the ESOP are not deemed outstanding for earnings per share calculations.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
AVERAGE BALANCES, INTEREST, YIELDS AND RATES, AND NET INTEREST MARGIN

	As of and for the three months ended
	Sep 30, 2021			Jun 30, 2021			Sep 30, 2020
(Unaudited, dollars in thousands)	Avg. Balance	Interest	Yield / Cost (5)	Avg. Balance	Interest	Yield / Cost (5)	Avg. Balance	Interest	Yield / Cost (5)
Interest-earning assets:
Loans (1):
Commercial	$6,995,556	$67,276	3.82%	$7,301,745	$71,747	3.94%	$7,314,805	$69,127	3.76%
Residential	1,477,891	11,479	3.08%	1,433,056	11,397	3.19%	1,390,719	12,269	3.51%
Consumer	1,055,075	8,803	3.31%	1,061,900	8,597	3.25%	1,209,340	10,091	3.32%
Total loans	9,528,522	87,558	3.65%	9,796,701	91,741	3.76%	9,914,864	91,487	3.67%
Investment securities	5,249,742	16,656	1.26%	4,344,690	14,778	1.36%	1,712,928	10,007	2.32%
Federal funds sold and other short-term investments	1,503,919	570	0.15%	1,617,741	431	0.11%	1,462,047	372	0.10%
Total interest-earning assets	16,282,183	104,784	2.55%	15,759,132	106,950	2.72%	13,089,839	101,866	3.10%
Non-interest-earning assets	1,141,168			1,061,121			1,139,440
Total assets	$17,423,351			$16,820,253			$14,229,279

Interest-bearing liabilities:
Deposits:
Savings	$1,441,385	$36	0.01%	$1,385,735	$69	0.02%	$1,187,083	$62	0.02%
Interest checking	2,687,196	244	0.04%	2,541,862	253	0.04%	2,307,972	334	0.06%
Money market	3,762,855	360	0.04%	3,523,330	605	0.07%	3,311,847	1,051	0.13%
Time deposits	233,145	96	0.16%	246,801	104	0.17%	294,025	280	0.38%
Total interest-bearing deposits	8,124,581	736	0.04%	7,697,728	1,031	0.05%	7,100,927	1,727	0.10%
Borrowings	26,074	41	0.62%	25,042	42	0.67%	25,478	44	0.69%
Total interest-bearing liabilities	8,150,655	777	0.04%	7,722,770	1,073	0.06%	7,126,405	1,771	0.10%
Demand deposit accounts	5,471,906			5,355,170			5,034,474
Other noninterest-bearing liabilities	350,111			335,816			362,073
Total liabilities	13,972,672			13,413,756			12,522,952
Shareholders' equity	3,450,679			3,406,497			1,706,327
Total liabilities and shareholders' equity	$17,423,351			$16,820,253			$14,229,279

Net interest income - FTE		$104,007			$105,877			$100,095
Net interest rate spread (2)			2.51%			2.66%			3.00%
Net interest-earning assets (3)	$8,131,528			$8,036,362			$5,963,434
Net interest margin - FTE (4)			2.53%			2.69%			3.04%

(1) Includes non-accrual loans.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.
(5) Presented on an annualized basis.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
AVERAGE BALANCES, INTEREST, YIELDS AND RATES, AND NET INTEREST MARGIN

	As of and for the nine months ended
	Sep 30, 2021			Sep 30, 2020
(Unaudited, dollars in thousands)	Avg. Balance	Interest	Yield / Cost (5)	Avg. Balance	Interest	Yield / Cost (5)
Interest-earning assets:
Loans (1):
Commercial	$7,203,903	$208,228	3.86%	$6,929,729	$208,534	4.02%
Residential	1,435,006	34,150	3.18%	1,412,268	38,127	3.61%
Consumer	1,074,039	26,337	3.28%	1,261,211	34,108	3.61%
Total loans	9,712,948	268,715	3.70%	9,603,208	280,769	3.91%
Investment securities	4,414,582	44,015	1.33%	1,556,985	30,782	2.64%
Federal funds sold and other short-term investments	1,619,873	1,434	0.12%	952,141	1,173	0.16%
Total interest earning assets	15,747,403	314,164	2.67%	12,112,334	312,724	3.45%
Non-interest-earning assets	1,106,967			1,089,473
Total assets	$16,854,370			$13,201,807

Interest-bearing liabilities:
Deposits:
Savings	$1,376,243	$169	0.02%	$1,086,957	$181	0.02%
Interest checking	2,541,113	730	0.04%	2,208,517	1,801	0.11%
Money market	3,576,648	1,553	0.06%	3,162,528	6,883	0.29%
Time deposits	243,621	317	0.17%	311,462	1,380	0.59%
Total interest-bearing deposits	7,737,625	2,769	0.05%	6,769,464	10,245	0.20%
Borrowings	25,582	123	0.64%	87,738	717	1.09%
Total interest-bearing liabilities	7,763,207	2,892	0.05%	6,857,202	10,962	0.21%
Demand deposit accounts	5,318,903			4,322,809
Other noninterest-bearing liabilities	347,237			345,869
Total liabilities	13,429,347			11,525,880
Shareholders' equity	3,425,023			1,675,927
Total liabilities and shareholders' equity	$16,854,370			$13,201,807

Net interest income - FTE		$311,272			$301,762
Net interest rate spread (2)			2.62%			3.24%
Net interest-earning assets (3)	$7,984,196			$5,255,132
Net interest margin - FTE (4)			2.64%			3.33%

(1) Includes non-accrual loans.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.
(5) Presented on an annualized basis.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
ASSET QUALITY - NON-PERFORMING ASSETS (1)

	As of
	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020
(Unaudited, dollars in thousands)
Non-accrual loans:
Commercial	$29,166	$29,356	$30,275	$30,059	$28,968
Residential	7,185	6,445	8,127	6,815	7,419
Consumer	4,262	4,106	3,873	4,131	4,727
Total non-accrual loans	40,613	39,907	42,275	41,005	41,114
Accruing loans past due 90 days or more:
Commercial	1,171	1,439	1,390	1,959	3,384
Residential	278	277	280	279	326
Consumer	9	9	9	9	9
Total accruing loans past due 90 days or more	1,458	1,725	1,679	2,247	3,719
Total non-performing loans	42,071	41,632	43,954	43,252	44,833
Other real estate owned	—	38	—	—	40
Other non-performing assets:	—	—	—	—	—
Total non-performing assets	$42,071	$41,670	$43,954	$43,252	$44,873
Total accruing troubled debt restructured loans	$34,723	$38,316	$39,367	$41,095	$39,881
Total non-performing loans to total loans	0.44%	0.43%	0.44%	0.45%	0.45%
Total non-performing assets to total assets	0.24%	0.24%	0.26%	0.27%	0.29%

(1) Non-performing assets are comprised of NPLs, OREO, and non-performing securities. NPLs consist of non-accrual loans and loans that are more than 90 days past due but still accruing interest. OREO consists of real estate properties, which primarily serve as collateral to secure the Company’s loans, that it controls due to foreclosure.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
ASSET QUALITY - PROVISION, ALLOWANCE, AND NET CHARGE OFFS

	Three months ended
	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020
(Unaudited, dollars in thousands)
Average total loans	$9,528,522	$9,796,701	$9,816,788	$9,796,697	$9,914,864
Allowance for loan losses, beginning of the period	$105,637	$111,080	$113,031	$115,432	$116,636
Charged-off loans:
Commercial and industrial	—	550	—	1,603	140
Commercial real estate	8	—	234	—	—
Commercial construction	—	—	—	—	—
Business banking	867	1,838	1,384	1,433	1,179
Residential real estate	—	—	—	—	—
Consumer home equity	—	—	—	79	22
Other consumer	742	275	364	713	1,077
Total charged-off loans	1,617	2,663	1,982	3,828	2,418
Recoveries on loans previously charged-off:
Commercial and industrial	40	13	9	92	306
Commercial real estate	—	4	—	220	4
Commercial construction	—	—	—	—	—
Business banking	469	291	365	47	91
Residential real estate	88	17	10	9	43
Consumer home equity	63	3	71	100	31
Other consumer	206	192	156	59	39
Total recoveries	866	520	611	527	514
Net loans charged-off (recoveries):
Commercial and industrial	(40)	537	(9)	1,511	(166)
Commercial real estate	8	(4)	234	(220)	(4)
Commercial construction	—	—	—	—	—
Business banking	398	1,547	1,019	1,386	1,088
Residential real estate	(88)	(17)	(10)	(9)	(43)
Consumer home equity	(63)	(3)	(71)	(21)	(9)
Other consumer	536	83	208	654	1,038
Total net loans charged-off	751	2,143	1,371	3,301	1,904
(Release of) provision for loan losses	(1,488)	(3,300)	(580)	900	700
Total allowance for loan losses, end of period	$103,398	$105,637	$111,080	$113,031	$115,432
Net charge-offs to average total loans outstanding during this period (1)	0.03%	0.09%	0.06%	0.13%	0.08%
Allowance for loan losses as a percent of total loans	1.09%	1.10%	1.12%	1.16%	1.16%
Allowance for loan losses as a percent of nonperforming loans	245.77%	253.74%	252.72%	261.33%	257.47%

(1) Presented on an annualized basis.

APPENDIX A: Reconciliation of Non-GAAP Earnings Metrics

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	Three Months Ended
(Unaudited, dollars in thousands, except share data)	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020

Net income (GAAP)	$37,106	$34,809	$47,663	$(44,062)	$28,505
Add:
Noninterest income components:
Losses (income) from investments held in rabbi trusts	289	(4,216)	(1,846)	(5,535)	(3,800)
Gains on sales of securities available for sale, net	(1)	(1)	(1,164)	(3)	—
(Gains) losses on sale of other assets	(490)	(29)	(18)	(49)	71
Noninterest expense components:
Rabbi trust employee benefit (income) expense	(53)	2,063	986	2,838	1,445
Impairment charge (reversal) on tax credit investments	1,133	(1,419)	—	3,189	7,590
Indirect IPO costs (1)	—	—	—	—	549
Gain on sale of OREO	(87)	—	—	(61)	(546)
Merger and acquisition expenses	740	3,479	589	90	—
Settlement and expenses for putative consumer class action matters	—	3,325	—	—	—
Stock donation to the EBF	—	—	—	91,287	—
Total impact of non-GAAP adjustments	1,531	3,202	(1,453)	91,756	5,309
Less net tax benefit (expense) associated with non-GAAP adjustments (2)	1,246	914	(327)	16,082	1,492
Non-GAAP adjustments, net of tax	$285	$2,288	$(1,126)	$75,674	$3,817
Operating net income (non-GAAP)	$37,391	$37,097	$46,537	$31,612	$32,322

Weighted average common shares outstanding during the period (3):
Basic	172,298,615	172,173,707	172,049,044	171,812,535	—
Diluted	172,298,615	172,173,707	172,049,044	171,812,535	—

Earnings (loss) per share, basic	$0.22	$0.20	$0.28	$(0.26)	n.a.
Earnings (loss) per share, diluted	$0.22	$0.20	$0.28	$(0.26)	n.a.

Operating earnings per share, basic (non-GAAP)	$0.22	$0.22	$0.27	$0.18	n.a.
Operating earnings per share, diluted (non-GAAP)	$0.22	$0.22	$0.27	$0.18	n.a.

Return on average assets (4)	0.84%	0.83%	1.19%	(1.11)%	0.80%
Add:
Losses (income) from investments held in rabbi trusts (4)	0.01%	(0.10)%	(0.05)%	(0.14)%	(0.11)%
Gains on sales of securities available for sale, net (4)	—%	—%	(0.03)%	—%	—%
(Gains) losses on sale of other assets (4)	(0.01)%	—%	—%	—%	—%
Rabbi trust employee benefit (income) expense (4)	—%	0.05%	0.02%	0.07%	0.04%
Impairment charge (reversal) on tax credit investments (4)	0.03%	(0.03)%	—%	0.08%	0.21%
Indirect IPO costs (1) (4)	—%	—%	—%	—%	0.02%
Gain on sale of OREO (4)	—%	—%	—%	—%	(0.02)%
Merger and acquisition expenses (4)	0.02%	0.08%	0.01%	—%	—%
Settlement and expenses for putative consumer class action matters (4)	—%	0.08%	—%	—%	—%
Stock donation to the EBF (4)	—%	—%	—%	2.29%	—%
Less net tax benefit (expense) associated with non-GAAP adjustments (2) (4)	0.03%	0.02%	(0.01)%	0.40%	0.04%
Operating return on average assets (non-GAAP) (4)	0.86%	0.89%	1.15%	0.79%	0.90%

Return on average shareholders' equity (4)	4.27%	4.10%	5.66%	(5.61)%	6.65%
Add:
Losses (income) from investments held in rabbi trusts (4)	0.03%	(0.50)%	(0.22)%	(0.70)%	(0.89)%
Gains on sales of securities available for sale, net (4)	—%	—%	(0.14)%	—%	—%
(Gains) losses on sale of other assets (4)	(0.06)%	—%	—%	(0.01)%	0.02%
Rabbi trust employee benefit (income) expense (4)	(0.01)%	0.24%	0.12%	0.36%	0.34%
Impairment charge (reversal) on tax credit investments (4)	0.13%	(0.17)%	—%	0.41%	1.77%
Indirect IPO costs (1) (4)	—%	—%	—%	—%	0.13%
Gain on sale of OREO (4)	(0.01)%	—%	—%	(0.01)%	(0.13)%
Merger and acquisition expenses (4)	0.09%	0.41%	0.07%	0.01%	—%
Settlement and expenses for putative consumer class action matters (4)	—%	0.39%	—%	—%	—%
Stock donation to the EBF (4)	—%	—%	—%	11.62%	—%
Less net tax benefit (expense) associated with non-GAAP adjustments (2) (4)	0.14%	0.11%	(0.04)%	2.05%	0.35%
Operating return on average shareholders' equity (non-GAAP) (4)	4.30%	4.36%	5.53%	4.02%	7.54%

(1) Reflects costs associated with the Company's IPO that are indirectly related to the offering and were not recorded as a reduction of capital.
(2) The net tax benefit (expense) associated with these items is determined by assessing whether each item is included or excluded from net taxable income and applying the Company's combined statutory tax rate only to those items included in net taxable income. Additionally, the net tax benefit (expense) for the impairment charge of tax credit investment includes associated tax credit benefits.
(3) Shares held by the Company’s ESOP that have not been allocated to employees in accordance with the terms of the ESOP are not deemed outstanding for earnings per share calculations.
(4) Presented on an annualized basis.

APPENDIX B: Reconciliation of Non-GAAP Operating Revenues and Expenses

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	Three Months Ended
	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020
(Unaudited, dollars in thousands)
Net interest income (GAAP)	$102,691	$104,608	$100,091	$103,608	$98,742
Add:
Tax-equivalent adjustment (non-GAAP)	1,316	1,269	1,297	1,357	1,353
Fully-taxable equivalent net interest income (non-GAAP)	$104,007	$105,877	$101,388	$104,965	$100,095

Noninterest income (GAAP)	$43,209	$45,733	$55,212	$49,638	$47,709
Less:
(Losses) income from investments held in rabbi trusts	(289)	4,216	1,846	5,535	3,800
Gains on sales of securities available for sale, net	1	1	1,164	3	—
Gains (losses) on sale of other assets	490	29	18	49	(71)
Noninterest income on an operating basis (non-GAAP)	$43,007	$41,487	$52,184	$44,051	$43,980

Noninterest expense (GAAP)	$98,970	$107,335	$94,049	$199,169	$109,817
Less:
Rabbi trust employee benefit (income) expense	(53)	2,063	986	2,838	1,445
Impairment charge (reversal) on tax credit investments	1,133	(1,419)	—	3,189	7,590
Indirect IPO costs (1)	—	—	—	—	549
Gain on sale of OREO	(87)	—	—	(61)	(546)
Merger and acquisition expenses	740	3,479	589	90	—
Settlement and expenses for putative consumer class action matters	—	3,325	—	—	—
Stock donation to the EBF	—	—	—	91,287	—
Noninterest expense on an operating basis (non-GAAP)	$97,237	$99,887	$92,474	$101,826	$100,779

Total revenue (GAAP)	$145,900	$150,341	$155,303	$153,246	$146,451
Total operating revenue (non-GAAP)	$147,014	$147,364	$153,572	$149,016	$144,075

Efficiency ratio (GAAP)	67.83%	71.39%	60.56%	129.97%	74.99%
Operating efficiency ratio (non-GAAP)	66.14%	67.78%	60.22%	68.33%	69.95%

Noninterest income / total revenue (GAAP)	29.62%	30.42%	35.55%	32.39%	32.58%
Noninterest income / total revenue on an operating basis (non-GAAP)	29.25%	28.15%	33.98%	29.56%	30.53%

(1) Reflects costs associated with the Company's IPO that are indirectly related to the offering and were not recorded as a reduction of capital.

APPENDIX C: Reconciliation of Non-GAAP Capital Metrics

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of
	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020
(Unaudited, dollars in thousands, except share data)
Tangible shareholders' equity:
Total shareholders' equity (GAAP)	$3,429,292	$3,430,622	$3,387,045	$3,428,052	$1,713,372
Less: Goodwill and other intangibles	379,772	380,402	376,002	376,534	375,632
Tangible shareholders' equity (non-GAAP)	3,049,520	3,050,220	3,011,043	3,051,518	1,337,740

Tangible assets:
Total assets (GAAP)	17,461,223	17,047,453	16,726,795	15,964,190	15,460,594
Less: Goodwill and other intangibles	379,772	380,402	376,002	376,534	375,632
Tangible assets (non-GAAP)	$17,081,451	$16,667,051	$16,350,793	$15,587,656	$15,084,962

Shareholders' equity to assets ratio (GAAP)	19.64%	20.12%	20.25%	21.47%	11.08%
Tangible shareholders' equity to tangible assets ratio (non-GAAP)	17.85%	18.30%	18.42%	19.58%	8.87%

Common shares outstanding	186,758,154	186,758,154	186,758,154	186,758,154	—

Book value per share (GAAP)	$18.36	$18.37	$18.14	$18.36	n.a.
Tangible book value per share (non-GAAP)	$16.33	$16.33	$16.12	$16.34	n.a.

APPENDIX D: Reconciliation of Non-GAAP Credit Metrics

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of
(Unaudited, dollars in thousands)	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020

Total loans excluding PPP loans:
Total loans (GAAP) (1)	$9,481,458	$9,591,336	$9,883,802	$9,706,989	$9,911,494
Less: PPP loans (1)	514,018	799,964	1,210,598	1,007,487	1,098,883
Total loans excluding PPP loans (non-GAAP)	$8,967,440	$8,791,372	$8,673,204	$8,699,502	$8,812,611

Total nonperforming loans (NPLs) (GAAP)	$42,071	$41,632	$43,954	$43,252	$44,833

Total NPLs / total loans (GAAP)	0.44%	0.43%	0.44%	0.45%	0.45%
Total NPLs / total loans (excl. PPP loans) (non-GAAP)	0.47%	0.47%	0.51%	0.50%	0.51%

Allowance for loan losses (ALLL) (GAAP)	$103,398	$105,637	$111,080	$113,031	$115,432

ALLL / total loans (GAAP)	1.09%	1.10%	1.12%	1.16%	1.16%
ALLL / total loans (excl. PPP loans) (non-GAAP)	1.15%	1.20%	1.28%	1.30%	1.31%

	As of and for the three months ended
(Unaudited, dollars in thousands)	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020

Average total loans excluding PPP Loans:
Average total loans (GAAP)	$9,528,522	$9,796,701	$9,816,788	$9,796,697	$9,914,864
Less: Average PPP loans	649,443	1,073,688	1,131,516	1,076,155	1,091,464
Average total loans excluding PPP loans (non-GAAP)	$8,879,079	$8,723,013	$8,685,272	$8,720,542	$8,823,400

Total net loans charged-off (NCOs) (GAAP)	$751	$2,143	$1,371	$3,301	$1,904

NCOs / Average total loans (GAAP) (2)	0.03%	0.09%	0.06%	0.13%	0.08%
NCOs / Average total loans (excl. PPP loans) (non-GAAP) (2)	0.03%	0.10%	0.06%	0.15%	0.09%

(1) Includes unamortized premiums, net of unearned discounts and deferred fees.
(2) Presented on an annualized basis.

Appendix E: Reconciliation of Non-GAAP Core Margin

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of and for the three months ended
	Sep 30, 2021			Jun 30, 2021
(Unaudited, dollars in thousands)	Volume	Interest	Margin Impact (1)	Volume	Interest	Margin Impact (1)

Reported total average interest-earning assets, net interest income, and net interest margin (2)	$16,282,183	$104,007	2.53%	$15,759,132	$105,877	2.69%
Non-GAAP adjustments:
PPP loan volume earning 1%	(649,443)	(1,688)	0.06%	(1,073,688)	(2,742)	0.12%
SBA PPP loan fee accretion, net of deferred origination cost amortization	—	(5,913)	(0.14)%	—	(9,258)	(0.24)%
Excess cash (3)	(1,178,275)	(445)	0.19%	(1,302,558)	(357)	0.23%
Deferred loan fee income adjustment	—	—	—%	—	—	—%
Core margin (Non-GAAP) (4)	$14,454,465	$95,961	2.63%	$13,382,886	$93,520	2.80%

Core margin change from prior quarter			(0.17)%			(0.09)%

	Mar 31, 2021			Dec 31, 2020
	Volume	Interest	Margin Impact (1)	Volume	Interest	Margin Impact (1)

Reported total average interest-earning assets, net interest income, and net interest margin (2)	$15,188,879	$101,388	2.71%	$14,715,494	$104,965	2.84%
Non-GAAP adjustments:
PPP loan volume earning 1%	(1,131,516)	(2,887)	0.13%	(1,076,155)	(2,741)	0.14%
SBA PPP loan fee accretion, net of deferred origination cost amortization	—	(8,339)	(0.22)%	—	(6,102)	(0.16)%
Excess cash (3)	(1,436,783)	(354)	0.27%	(1,996,808)	(502)	0.43%
Deferred loan fee income adjustment	—	—	—%	—	(3,774)	(0.10)%
Core margin (Non-GAAP) (4)	$12,620,580	$89,808	2.89%	$11,642,531	$91,846	3.14%

Core margin change from prior quarter			(0.25)%

(1) Presented on an annualized basis.
(2) Presented on a fully taxable equivalent basis.
(3) Consists of cash above 2% of average total earning assets at a yield of 0.15% for the three months ended September 30, 2021, 0.11% for the three months ended June 30, 2021 and 0.10% in prior quarters.
(4) Core margin is the margin that results from the combined volume and interest adjustments taken together.

APPENDIX F: COVID-19 Related Loan Modifications

	Remaining COVID-19 Modifications as of March 31, 2021 (1)		Remaining COVID-19 Modifications as of June 30, 2021 (1)		Remaining COVID-19 Modifications as of September 30, 2021 (1)
(Dollars in thousands)	Remaining Modifications	% of Total Loan Balance	Remaining Modifications	% of Total Loan Balance	Remaining Modifications	% of Total Loan Balance

Portfolio
Commercial and industrial	$22,776	1.1%	$18,850	1.1%	$4,548	0.3%
Commercial real estate	127,683	3.5%	113,301	3.0%	92,377	2.4%
Commercial construction	—	—%	—	—%	—	—%
Business banking	11,681	0.8%	2,102	0.2%	2,164	0.2%
Residential real estate	13,754	1.0%	13,428	0.9%	9,947	0.7%
Consumer home equity	1,274	0.2%	1,124	0.1%	875	0.1%
Other consumer	1,262	0.5%	999	0.4%	685	0.3%
Total	$178,430	1.8%	$149,804	1.6%	$110,596	1.2%

(1) Remaining COVID-19 modifications reflect those loans which underwent a modification and have not yet resumed payment. The Company defines a modified loan to have resumed payment if it is one month past the modification end date and not more than 30 days past due. These modifications with active deferrals met the criteria of either Section 4013 of the CARES Act or the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus (Revised) and therefore are not deemed troubled debt restructurings.